POST-PETITION LOAN AND SALE AGREEMENT


     AGREEMENT made this day of July 1996, by and between PEMBROOKE HOLDING CORPORATION ("Pembrooke"), with offices located at 25 Montgomery Street, New York, New York, and PETRO UNION,
INC. (the "Debtor"), with offices located at 224 West Main
Street, Suite 1, Booneville, Indiana 47601.

                           W I T N E S S E T H:

     WHEREAS, the Debtor filed a voluntary petition under Chapter
11 of Title 11 of the United States Code (the "Bankruptcy Code") on May 13, 1996 (the "Filing Date") in the United States
Bankruptcy Court for the Southern District of Indiana (the
"Bankruptcy Court"); and

     WHEREAS, since the Filing Date, the Debtor has continued in possession and management of its property as a debtor-in-possession pursuant to 11 U.S.C. Sections 1107 and 1108; and

     WHEREAS, the Debtor is currently engaged in oil drilling activities in among other states, Illinois and Texas, and has requested that Pembrooke provide a working capital loan for continued business operations and acquire partial ownership of certain drilling interests; and

     WHEREAS, Pembrooke has agreed to make a working capital loan to the Debtor and to acquire by assignment a fifty percent working interest in those oil wells located in the Hayes Oil Field in Douglas and Champagne counties, Illinois (the "Hayes Oil Field") which are financed for drilling by Pembrooke (hereinafter the "Fifty Percent Working Interest"), subject to existing royalty agreements and other working interests, on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the promises and mutual obligations herein set forth and other good and valuable consideration, the parties agree as follows:

I.   THE LOAN

     1.01. Subject to the terms and conditions hereof, Pembrooke shall loan to the Debtor the sum of $150,000.00 (the "Loan") as follows:

     1.02. Upon entry of a final order approving this Agreement by the Bankruptcy Court, Pembrooke shall loan to the Debtor the sum of $150,000.00 for an initial term of one hundred eighty
(180) days (the "Initial Term") as evidenced by a promissory note in form and content satisfactory to Pembrooke and Pembrooke's counsel which meets the requirements of the requirements of the
 Uniform Commercial Code in terms of negotiability. The proceeds of the Loan shall be used solely by Debtor for reasonable and necessary operating expenses as set forth on the attached budget annexed hereto as Exhibit "A".

     1.03. The Loan shall not bear interest so long as one of the following conditions are satisfied within the Initial Term:
(i) the Loan is repaid, in full, or (ii) the Debtor files a plan of reorganization and disclosure statement with the Clerk of the Bankruptcy Court containing the provisions set forth below and the Bankruptcy Court confirms the filed plan of reorganization within seventy-five (75) days after filing by entry of a final order of confirmation (the "Interest Waiver Events"). Such plan of reorganization shall provide, inter alia, that this Agreement is reaffirmed and ratified by the Debtor as a Reorganized Debtor in its entirety (hereinafter Debtor following confirmation of a plan of reorganization is referred to as the "Reorganized Debtor"), with the sole exception that the Loan shall be subject to the following alternate treatment in bankruptcy:

          (i) The Loan and the underlying promissory note shall be replaced and superseded by a secured Debenture
               (the "Debenture") in form and content satisfactory to Pembrooke and Pembrooke's counsel in the principal sum of $150,000.00.

          (ii) The Debenture shall bear interest at a fixed rate of eight percent (8%) per annum and shall be fully due and payable two years after the entry of a final order confirming the Debtor's plan of reorganization by the Bankruptcy Court (the "Maturity").

         (iii) Interest on the Debenture shall be payable on the first day of each month, in equal consecutive monthly installments, with the first payment due thirty (30) days after entry of a final order confirming the Debtor's plan of reorganization by the Bankruptcy Court. No principal shall be due until Maturity of the Debenture, whereupon the entire principal amount shall become fully due and payable, together with any unpaid interest and other expenses.

          (iv) The Debenture shall be convertible, at Pembrooke's sole option, into registered common stock of the Reorganized Debtor at the rate of 12.5 cents per share, or 1.2 million shares, if the principal amount of the Debenture is fully covered (the "Conversion Option").

          (v) Within thirty (30) days after the entry of a final order confirming the Debtor's plan of reorganization by the Bankruptcy Court, the Reorganized Debtor, at its sole cost and expense, shall file a Registration Statement with the Securities and Exchange Commission seeking to register the common stock issuable upon exercise of the Conversion Option (the "Registration Statement") and take all appropriate action to cause the same to be declared effective and remain effective until the exercise of the Conversion Option or the full payment of the Debenture with all accrued interest, whichever shall first occur.

          (vi) The Debenture shall not be subject to prepayment penalty; however, prepayment may not be made unless and until the Registration Statement has been declared effective for at least thirty (30) days and the Reorganized Debtor has given at least thirty (30) days prior written notice of its intent to prepay the Debenture, during which period of time Pembrooke may exercise the Conversion Option as provided in subparagraph (iv) above.

         (vii) Until such time as Pembrooke exercises the Conversion Option as provided in subparagraph (iv) above, if ever, the Debenture shall be secured by a real property mortgage in form and content satisfactory to Pembrooke and Pembrooke's counsel covering fifty percent (50%) interest in certain limestone reserves owned by the Debtor's subsidiary, Calox Corporation, in Monroe County, Indiana. To further induce Pembrooke to exercise the Conversion Option as provided in subparagraph
               (iv) above, upon such conversion, the Reorganized Debtor shall grant Pembrooke a continuing assignment of a ten percent (10%) interest in any royalties, profits or proceeds derived from the development or sale of the Limestone Reserves in Monroe, Indiana by the Debtor or Calox Corporation.

        (viii) The Debtor's plan of reorganization shall further provide that at Pembrooke's sole election, Pembrooke shall be eligible for 1.2 million free trading shares of the Reorganized Debtor's common stock upon the effective date of the plan of reorganization in lieu of receiving the principal amount of the Debenture and additional shares in lieu of accrued interest thereon calculated at a rate of eight shares per dollar, e.g., 12.5 cents per share in full satisfaction of the Loan.

          (ix) In addition to the foregoing, the Debtor's plan of reorganization shall provide that upon the Effective Date thereof, the Reorganized Debtor shall issue to Pembrooke a total of 2,333,334 warrants (the "Warrants"). The Warrants shall be in form and content satisfactory to Pembrooke and Pembrooke's counsel and shall contain the following features:

               (a) Each warrant may be exercised to acquire one share of the common stock of the Reorganized
                    Debtor.

               (b)  The exercise price shall be 58% of the
                    closing bid price of the Reorganized Debtor's common stock NASDAQ on the previous trading day but in no case shall the exercise price be less than fifteen cents ($.15) per share.

               (c)  The Warrants shall be exercisable for a
                    period of five (5) years from the date of issue after which date they shall terminate but the term of the Warrants shall be reduced to a period of one (1) year from the date that the registration statement registering the common shares underlying the Warrants is declared effective.

               (d) The Reorganized Debtor to immediately proceed to register the common shares underlying the Warrants, use its best efforts to have said Registration Statement declared effective and maintain the effectiveness of the Registration Statement during any period of time that any warrants remain outstanding subject to rights of exercise.

               (e) The Warrants may not be transferred without written approval of the Reorganized Debtor.

               (f) The Warrants may not be called (a) until the Registration Statement is in effect, (b) not sooner than sixty (60) days after the closing bid price of the Reorganized Debtor's stock on NASDAQ first exceeds thirty-five cents ($.35) per share, and (c) only if during said sixty (60) day period such price exceeds thirty-five cents ($.35) per share on fifteen
                    (15) consecutive trading days.

               (g)  The Reorganized Debtor shall have the
                    absolute right to call for redemption of one half (1/2) of the issued and outstanding Warrants and a conditional right to call the other one half (1/2) of the issued and outstanding Warrants. Should an investment of $175,000 be made into the Reorganized Debtor as a result of the introduction of an investor to the Reorganized Debtor by Pembrooke, the call provision with respect to the second half of the outstanding
                    Warrants shall expire and said Warrants shall remain outstanding until they terminate.

     1.04. In the event that neither of the Interest Waiver Events occur in the time prescribed herein, or an Event of Default occurs at any time which is not timely cured (if curable) as provided in paragraph 5.02, infra, then in such circumstance, (i) the Loan shall bear interest at a fixed rate of eight percent (8%) per annum retroactive to entry of a final order approving this Agreement; and (ii) all accrued interest and principal with respect to the Loan shall become fully due and payable five (5) days after notice is given by Pembrooke to the Debtor.

II.  SALE OF WORKING INTEREST IN THE HAYES OIL FIELD

     2.01. In addition to the Loan, and upon entry of a final order (i) approving this Agreement; and (ii) confirming that the Debtor's oil and gas lease with Panhandle Eastern Pipe Line Company ("Panhandle") for the Hayes Oil Field is currently valid and enforceable and has been extended for a period up to and including July 15, 1997 or for such lesser period as Pembrooke and the Debtor may agree, the Debtor shall assign and transfer to Pembrooke, and Pembrooke shall accept and acquire, the Fifty Percent (50%) Working Interest (as that term is commonly used and understood and previously defined herein) which equates to 40.625% of the Debtor's net income interest in the Hayes Oil Field. The assignment and transfer of the Fifty Percent (50%) Working Interest shall be subject to mutually satisfactory operating agreement relating to the well(s) to be developed in the Hayes Oil Field.

     2.02. The purchase price for the assignment and transfer of the Fifty Percent (50%) Working Interest to Pembrooke shall be the sum of $130,000 (the "Purchase Price"), payable as follows:
(i) upon entry of a final order approving this Agreement, Pembrooke shall pay the Debtor the initial sum of $78,000 to enable the Debtor to begin drilling at the Hayes Oil Field; and
(ii) the balance of the Purchase Price (amounting to $52,000) shall be paid by Pembrooke to the Debtor fourteen (14) days after initiation of the first well for drilling and development in the Hayes Oil Field. The entire Purchase Price shall be used exclusively by the Debtor for the drilling and development of wells in the Hayes Oil Field.

     2.03. The assignment and transfer of the Fifty Percent (50%) Working Interest to Pembrooke shall be absolute and indefeasible and shall be free and clear of all liens, taxes and encumbrances pursuant to Section 363(b) and (f) of the Bankruptcy Code, but subject to an existing royalty interest of 18.75% creating a net income interest at 81.25% owned by the Debtor, one half is being assigned to Pembrooke pursuant to this Agreement and conveyancing documents.

     2.04. The assignment and transfer of the Fifty Percent (50%) Working Interest to Pembrooke shall be memorialized by an assignment of leasehold interest in recordable form or other like conveyancing document in form and content satisfactory to Pembrooke and Pembrooke's counsel. The costs and expenses of preparing and filing the assignment of leasehold interest or other like conveyancing document shall be the sole responsibility of the Debtor.

     2.05. To the extent that additional financing is needed for development of further wells in the Hayes Oil Field (whether by loan, lease, sale or otherwise), the Debtor (or Reorganized Debtor as the case may be) hereby grants Pembrooke a right of first refusal to provide such additional financing. To this end, the Debtor (or Reorganized Debtor as the case may be) shall notify Pembrooke in writing of its desire to obtain additional financing for further development of wells in the Hayes Oil Field and thereafter the Debtor shall negotiate with third parties. After the Debtor (or Reorganized Debtor) as the case may be) has entered into a bona fide agreement with respect to the foregoing, it shall give to Pembrooke and Pembrooke's counsel written notice thereof, with a copy of such agreement, and Pembrooke shall have the sole and exclusive right, within seven (7) business days of receipt of such notice and such agreement, to provide such additional financing on the same terms and conditions as set forth therein. If the amount involved in the bona fide agreement for additional financing exceeds $150,000. Then in such event Pembrooke shall have fifteen (15) business days to exercise its right of first refusal granted hereunder and provide such additional financing on the same terms and conditions as set forth therein.

     2.06. Pembrooke's obligations hereunder to acquire the Fifty Percent (50%) Working Interest are expressly conditioned upon Pembrooke receiving an estoppel certificate in form and content satisfactory to Pembrooke and its counsel from Panhandle, as landlord, confirming that the Debtor's oil and gas lease for the Hayes Oil Field is currently valid and enforceable and has been extended for a period of up to and including July 15, 1997 or for such lesser period as Pembrooke and the Debtor may agree. Should Pembrooke fail to receive such estoppel certificate from Panhandle prior to the Bankruptcy Court hearing to approve this Agreement, then in such event, Pembrooke shall have the sole and exclusive option to forego acquisition of the Fifty Percent (50%) Working Interest.

III. SUPER PRIORITY EXPENSE CLAIM AND MORTGAGE

     3.01. Pembrooke shall be allowed a super-priority administration expense claim pursuant to 11 U.S.C. Section 364(c)(1) equal to the amount of the Loan plus any accrued interest. This super-priority administration expense claim shall have priority and payment over all other obligations or liabilities now in existence or incurred hereafter by the Debtor and all expenses of the kind specified in 11 U.S.C. Section 503(b) or 11 U.S.C. Section 507(b), subject only to the payment of professional fees incurred during the Debtor's Title 11 case as fixed and determined by the Bankruptcy Court and any quarterly fees owed to the Office of the United States Trustee under Title 28 of the United States Code.

     3.02. In addition to the foregoing and as further security for the prompt and full payment of the Loan, the Debtor shall cause its subsidiary, Calox Corporation, to execute a mortgage to Pembrooke in form and content satisfactory to Pembrooke and Pembrooke's counsel covering a fifty percent (50%) interest in certain limestone reserves owned by Calox Corporation in Monroe County, Indiana (hereinafter the "Monroe County Reserves"). The costs and expenses of preparing and filing this mortgage shall be the sole responsibility of the Debtor or Calox Corporation.

IV.  REPRESENTATIONS

     In order to induce Pembrooke to enter into this Agreement and to make the Loan and acquisition hereunder, the Debtor represents and warrants to Pembrooke that:

     4.01. Corporate Authority. The execution, delivery and performance of this Agreement and the transactions contemplated hereby including the assignment of the Fifty Percent (50%) Working Interest and the mortgage with respect to the Monroe County Reserves are within the corporate power and authority of the Debtor and its affiliate, Calox Corporation, and have been authorized by all necessary corporate proceedings, and do not and will not (i) require any consent or approval of the shareholders of the Debtor or Calox Corporation; (ii) contravene any provision of the charter documents or bylaws of the Debtor or Calox Corporation, or any law, rule or regulation applicable to the Debtor or Calox Corporation; (iii) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Debtor or Calox Corporation; or (iv) result in or require the imposition of any encumbrance on any of the properties, assets or rights of Debtor or Calox Corporation except as contemplated hereby.

     4.02.  Valid Obligations.  This Agreement, the assignment of
Fifty Percent (50%) Working Interest and the mortgage with respect to Monroe County Reserves are the legal, valid and binding obligations of the Debtor or Calox Corporation as approved by the Bankruptcy Court, enforceable in accordance with their respective terms, notwithstanding any bankruptcy, insolvency, reorganization, moratorium and/or other laws affecting the enforcement of creditors' rights generally.

     4.03. Consents or Approvals. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby including the assignment of the Fifty Percent (50%) Working Interest and mortgage with respect to the Monroe County Reserves do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party, other than the Bankruptcy Court.

     4.04. Hayes Oil Field Working Interest. The Debtor currently leases the Hayes Oil Field in consideration for an 18.75% royalty interest under a currently valid and enforceable oil and gas lease with Panhandle, as landlord, that has been extended for a period up to and including July 15, 1997 or for such lesser period as Pembrooke and the Debtor may agree; and the Debtor is authorized and empowered to assign and transfer, in whole or part, the remaining 81.25 percent net income interest in the Hayes Oil Field, subject to an existing 12.5% working interest previously reserved by Joseph Wilderman.

V.   BORROWER'S COVENANTS

     So long as the loan remains outstanding or Pembrooke owns a working interest in the Hayes Oil Field, the Debtor covenants as follows:

     5.01. Information. The Debtor will deliver to Pembrooke all information concerning the business of the Debtor as Pembrooke shall reasonably request and provide Pembrooke and Pembrooke's counsel with copies of all operating reports as may be filed with the Bankruptcy Court. All financial information provided hereunder other than public filings with the Bankruptcy Court, Securities Exchange Commission or otherwise shall be deemed confidential and shall not be released to any third party without the written consent of the Debtor.

     5.02. Compliance with Laws. The Debtor shall duly observe and comply in all material respects with all applicable laws and requirements of any governmental authorities and relative to: (i) its corporate existence, rights, licenses, and franchises; (ii) the conduct of its business and its property and assets; and
(iii) shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business.

     5.03. Maintain Properties and Insurance. The Debtor shall maintain its equipment and machinery in good repair, working order and condition as required for the normal conduct of its business and shall adequately insure same and name Pembrooke as an additional insured or loss payee (as the case may be) on all such insurance and provide Pembrooke with written confirmation of same.

     5.04. Taxes. The Debtor shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties on or prior to the time when they become due arising subsequent to the Filing Date, provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted principles if no lien shall have been filed to secure such tax, assessment or charge.

     5.05. Inspection. The Debtor shall permit Pembrooke or its designee(s), at any reasonable time and at reasonable intervals of time, and upon reasonable notice (or if an Event of Default shall have occurred and is continuing, at any time and without prior notice), for the purposes of ascertaining compliance with this Agreement, to (i) visit and inspect the properties of the Debtor, (ii) examine and make copies of and take abstract from the books and records of the Debtor and (iii) discuss the affairs, finances and accounts of the Debtor with their appropriate officers, employees and accountants.

     5.06. Preservation of Corporate Existence. The Debtor shall maintain the corporate existence of each of the Debtor and Calox Corporation, their respective rights, franchises and privileges, and cause each to qualify and remain qualified as a foreign corporation in each jurisdiction in which qualification is necessary in view of their respective business and operations.

     5.07. Payment of Debts. The Debtor shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Debtor, its income or profits and any property belonging to it and make timely payment of its other obligations and debts, and all lawful claims which if unpaid might become a lien or a charge upon any properties of the Debtor, other than the indebtedness existing immediately prior to the Filing Date which is stayed by the bankruptcy proceeding.

     5.08. Maintenance of Insurance. The Debtor shall maintain insurance with reputable and licensed insurance companies, in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Debtor operates.

     5.09 Records and Books of Account. The Debtor shall keep accurate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all transactions of the Debtor, and give Pembrooke and its representatives access to all of the same and all other corporate records of the Debtor during normal business hours and upon reasonable prior notice.

     5.10. Filing of a Plan of Reorganization and Disclosure Statement. The Debtor shall proceed in a reasonable time and manner to file a plan of reorganization and disclosure statement with the Bankruptcy Court. Any such plan of reorganization or disclosure statement shall expressly incorporate this Agreement in its entirety and be fully consistent with all of the terms hereof.

VI.  CALOX CORPORATION'S COVENANTS

     6.01. So long as Pembrooke shall have an interest in the Debtor or Reorganized Debtor in any capacity (i.e. secured creditor or equity holder), Calox Corporation covenants that it will not assign, encumber, hypothecate, mortgage or otherwise dispose, sell and transfer any interest in the Monroe County Reserves without the prior written consent and authorization of Pembrooke. Notwithstanding the foregoing, Calox Corporation may mortgage its Fifty Percent (50%) Working Interest in the Monroe County Reserves which is not subject to Pembrooke's mortgage, without Pembrooke's written consent.

VII.  DEFAULT

     7.01.  The following shall constitute an "Event of Default":

          (a) if there is a default in the payment of the Loan due Pembrooke by the Debtor as provided herein; or

          (b) any violation or breach of the representation(s) and covenant(s) made by the Debtor hereunder or with respect to the mortgage pertaining to the Monroe County Reserves; or

          (c) there shall occur any material adverse change in the assets, liabilities, financial condition, business or prospects of the Debtor, taken as a whole, as determined by Pembrooke acting in good faith;

          (d) appointment of a trustee or other fiduciary for the Debtor or the property of the estate of the Debtor; or

          (e) conversion of the Debtor's Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code.

     7.02. If an Event of Default occurs which is not cured within ten (10) business days after written notice to the Debtor and its counsel (other than non-monetary defaults under subparagraphs 5.01(b), 5.01(d) or 5.01(e), which are not subject to cure), then the Loan shall become immediately due and payable with all accrued interest (the "Accelerated Debt") and Pembrooke shall be authorized to move before the Bankruptcy Court on an expedited basis to obtain payment of its super priority claim granted hereunder and foreclose on the mortgage pertaining to the Monroe County Reserves on three (3) days notice to the Debtor and its counsel, counsel to the Official Committee of Unsecured Creditors if appointed in the Debtor's Chapter 11 case, the Office of the United States Trustee and any other party-in-interest filing a notice of appearance and request for service of papers in Debtor's bankruptcy case.

VIII. BANKRUPTCY COURT APPROVAL

     8.01. This Agreement and the transactions contemplated hereby are subject to the approval of the Bankruptcy Court having jurisdiction over the Debtor's Chapter 11 case and the Debtor shall move promptly to obtain such approval on notice to all necessary creditors and other parties-in-interest as required by applicable bankruptcy law and rules.

     8.02. This Agreement shall become binding and effective upon the entry of a final order of the Bankruptcy court having jurisdiction over the Debtor's Chapter 11 case in form and content satisfactory to Pembrooke and Pembrooke's attorneys authorizing, inter alia, the Debtor to enter into this Agreement and the transactions contemplated herein, including assignment and transfer of the Fifty Percent (50%) Working Interest, free and clear of all liens, taxes and encumbrances, and granting Pembrooke a super priority administration expense claim pursuant to Section 364(c)(1) of the Bankruptcy Code and mortgage pertaining to the Monroe County Reserves.

IX.  CONSULTING

     9.01. The Debtor desires Pembrooke's principal, Norman Alston, to provide, and Mr. Alston is willing to provide, consulting services to the Debtor and/or Reorganized Debtor as the case may be on mutually acceptable terms and conditions relating to the marketing and sale of limestone products for the Initial Term and for six months thereafter. In consideration for his consulting services, the Reorganized Debtor shall grant Norman Alston an option to acquire 1,500,000 "free trading" shares of its common stock following confirmation of a plan of reorganization, at a price equal to twenty percent (20%) of the closing bid price thereof, on the day immediately preceding the day of option exercise. This option will be exercisable once the closing bid price for the Reorganized Debtor's common stock has been one dollar or more for ten (10) consecutive trading days and the option granted to Norman Alston hereunder shall remain exercisable for a period of one year from the entry of a final order approving the Debtor's plan of reorganization by the Bankruptcy Court.

     9.02. As used throughout this Agreement, "free trading" shares shall mean shares of the Reorganized Debtor's common stock which have been registered under the Securities Act of 1993, as amended, or are exempt from registration thereunder pursuant to applicable provisions of applicable law, as confirmed by the written opinion of the Reorganized Debtor's securities counsel in form and content acceptable to Pembrooke and the Pembrooke's counsel and issued by a law firm reasonably acceptable to Norman Alston.

X.   MISCELLANEOUS PROVISIONS

     10.01. All notices to be given hereunder shall be in writing and deemed given if sent by a combination of overnight mail and facsimile transmission addressed to the parties set forth herein and their respective attorneys or such other addresses as may be used from time to time.

     10.02. If any provision of this Agreement shall be determined to be invalid or unenforceable, it shall be the intent and understanding of the parties that the remainder of this Agreement shall continue in full force and effect.

     10.03. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no agreements, representations, promises, inducements or warranties, by whomever made, other than those set forth, provided for or referred to herein.

     10.04. This Agreement is binding and enforceable on the parties' respective successors or assigns (including any trustee or other fiduciary appointed as a legal representative of the Debtor or with respect to the property of the estate of the Debtor.

     10.05. All documents, notes and/or instruments to be executed in furtherance hereof that are made subject to Pembrooke or Pembrooke's attorneys' satisfaction shall be deemed acceptable if same meets commercially reasonable standards.

     10.06. This Agreement may be signed in counterpart by facsimile signature.

     IN WITNESS WHEREOF, the parties hereto have respectfully signed and sealed this Agreement as of the 16th day of July, 1996.

                              PEMBROOKE HOLDING CORPORATION

                              By:
                                   Name:
                                   Title:


                              PETRO UNION, INC.

                              By:  /s/ Richard D. Wedel
                                   Name:  Richard D. Wedel
                                   Title:  President



ABOVE AGREED AND CONSENTED
TO AS RELATES TO CALOX CORPORATION

CALOX CORPORATION

By:  /s/ Homer Barton
     Name:  Homer Barton
     Title:  President